Exhibit 2.n.4

Consent of Independent Auditor

We consent to the use in this Registration Statement (File No. 333-204996) on Form N-2, including post-effective amendments thereto, of Gladstone Investment Corporation of our report dated March 20, 2017, relating to our audits of the consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2016 and 2015, which appear in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Allen, Gibbs & Houlik, L.C.

June 2, 2017

Wichita, Kansas